Exhibit 99.1

FOR IMMEDIATE RELEASE

Qualstar Adds High-Wattage Power Supplies to its N2Power Brand Product Portfolio.

Simi Valley, CA (USA) February 5, 2015 – Qualstar Corporation (NASDAQ: QBAK), a designer and manufacturer of high efficiency power supplies, as well as data security and archive storage solutions, announced today that it has expanded its AC-DC power supply offerings by adding the XL & PL Series of High-Wattage Power Supply to its N2Power brand product portfolio.

N2Power, an industry leader in mid-power design and manufacturer of robust, highly efficient and 1u/2u compact power supplies, introduces their XL & PL Series of higher power products. The XL & PL Series of higher and programmable power supplies will deliver a variety of single output voltages from 5V to 60V and 450W to 3000W’s of power. These supplies are ideal for power hungry broadcast, storage and networking products as well as many applications in the industrial, gaming and instrumentation markets. Certifications include CE, UL/cUL; IEC 69050-1, FCCB, RoHS II and NFPA 99 are listed. The N2Power XL & PL Series can withstand up to 5G vibrations and come with a 3 year standard warranty.

“With our entry into the high-power market, engineers will be able to get efficient, dependable power and flexibility they count on from N2Power,” said Randy Johnson, Qualstar’s Power Solutions Managing Director. “The addition of these new AC-DC power products, allows us to now offer a complete spectrum of AC-DC power centric solutions to our customers from a single vendor.”

Pricing is available upon request. Samples will be available as of May 1st from Qualstar’s extensive N2Power brand distribution network.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744. Connect with Qualstar on LinkedIn or Twitter.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Heather Mayer, Director of Marketing

heather.mayer@qualstar.com

805-416-7001